Exhibit 10.1

Meiwu Technology Company Limited

B401, 4th Floor Building 12, Hangcheng Street

Hourui no. 2 Industrial District

Southern Section, Zhichuang Juzhen Double Creative Park

Baoan District, Shenzhen, Peoples Republic of China

April 07. 2022

Dear Ms. He,

Following our recent discussions, I am pleased to confirm my invitation to you to join the board of directors (the “Board”) of Meiwu Technology Company Limited (the “Company”) as a Non-executive Director with effect from April 7th, 2022.

You agree to perform your responsibilities as a director in good faith and in accordance with applicable law, the organizational documents of the Company and other policies and procedures applicable to such services. The Company’s Board will appoint you as a Non-executive Director effective the date of April 07th, 2022, whichever is the Effective Date. The continuation of your appointment is contingent on re-election at forthcoming annual stockholders meeting.

You will not be employed by the Company and will be free to pursue your other interests. We ask that you please disclose these interests to our Corporate Counsel so that the Company can identify any appearance of conflict arising from our activities that may in the future intersect with yours. In addition, we ask that you comply with any other requirements related to service on other boards of directors that may be included in our organizational documents or Corporate Governance Guidelines. We expect that you will be considered to be an independent Non-executive Director and will be identified as such in the Proposal of the General Meeting of Shareholders and other documentation. If circumstances change, and you believe that your independence may be in doubt, please discuss this with our Corporate Counsel.

Confidentiality

In your role as Non-executive Director, you will have access to confidential information about the Company and its clients and you agree to apply the highest standards of confidentiality and, except in the proper performance of your services, not to use or disclose to any person confidential information during your appointment or thereafter. In addition, you agree to comply with those provisions of the Company’s Code of Ethics and other policies applicable to Non-executive Directors.

On termination of your appointment, you will deliver to the Company all books, documents papers and other property of or relating to the business of the Company which are in your possession custody or power by virtue of your position as a Non-executive Director of the Company.

Committees

In connection with your appointment, you and the board have agreed that you will serve as a member of the Compensation Committee and Audit Committee and the Chairman of Nominating Committee. Compensation associated with committee service is addressed in the remuneration section of this appointment letter.

Remuneration

The Company’s Non-executive Director compensation program is described generally below. The Board or the applicable committee reserves the right to adjust the remuneration of directors from time to time.

In consideration of your services and in accordance with the Company’s compensation arrangements for Non-executive Directors you will receive annual cash compensation of $15,000, payable quarterly in advance on the first business day of each calendar quarter. Your first cash compensation payment on the Effective Date will likely comprise a pro-rata amount from the Effective Date through to the end of the relevant calendar quarter and thereafter quarterly payments in advance of each calendar quarter.

Further, in addition to cash compensation, you may be entitled to receive restricted ordinary shares and/or options to purchase to same on such terms and conditions as may be determined at a later date.

Expenses

The Company will reimburse you for reasonable and properly documented expenses incurred in performing your duties provided such expenses are pre-approved by the Company.

Non-Competition

You agree and undertake that you will not, so long as you are a member of the board and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided however that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you have no active role in the publicly owned company as director, employee, consultant or otherwise.

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We look forward to your participation on the Board of Meiwu Technology Company Limited

Sincerely,

/s/ Xinliang Zhang
Xinliang Zhang
Chief Executive Officer

I, Jinfeng He, accept the offer as stated above

Signature:

/s/ Jinfeng He

Date: April 7th, 2022